Exhibit 99.1

NEWS

Charter Announces Tender Offer for Debt Securities

STAMFORD, Connecticut – September 18, 2019 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that its subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp. (collectively, “CCO Holdings”), intend to use the net proceeds from its previously announced offering of senior unsecured notes due 2030 (the “offering”) to finance a tender offer by CCO Holdings (the “tender offer”).

In the tender offer, CCO Holdings is offering to purchase any and all of its outstanding 5.250% senior notes due 2021 (the “Notes”), represented by CUSIP number 1248EPBB8. The tender offer is being made on the terms and subject to the conditions set forth in an Offer to Purchase, dated September 18, 2019 (the “Offer to Purchase”), and the related letter of transmittal and notice of guaranteed delivery. The purchase price for Notes validly tendered and not validly withdrawn and accepted for purchase will be $1,001.25 per $1,000 principal amount of Notes, plus accrued and unpaid interest up to, but not including, the settlement date for the tender offer.

The tender offer is scheduled to expire at 5:00 p.m. New York City time, on September 27, 2019 (the “Expiration Time”), unless extended or earlier terminated. Notes tendered may be withdrawn at any time on or prior to the Expiration Time. We expect to make payments for Notes validly tendered and not validly withdrawn on or prior to the Expiration Time, and accepted for purchase, either one business day following the Expiration Time (the “Settlement Date”), or, in the case of Notes tendered in accordance with the guaranteed delivery procedures, three business days following the Expiration Time. Accrued interest up to, but not including, the Settlement Date will be paid in cash on all validly tendered and accepted Notes.

The consummation of the tender offer is conditioned upon consummation of the offering. The tender offer is also subject to the satisfaction or waiver of certain other conditions as set forth in the Offer to Purchase.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase, which is being sent to holders of the Notes. Holders are urged to read this document carefully before making any decision with respect to the tender offer. Holders of the Notes must make their own decisions as to whether to tender their Notes, and if they decide to do so, the principal amount of the Notes to tender.

Concurrently with the commencement of the tender offer, CCO Holdings issued a conditional notice of redemption to holders of the Notes to redeem any and all Notes that remain outstanding after completion of the tender offer. The Notes will be redeemed at a redemption price equal to 100.000% of the aggregate principal amount thereof, plus accrued and unpaid interest on the Notes redeemed to, but not including, the redemption date. CCO Holdings also issued a conditional notice of partial redemption to redeem $850 million aggregate principal amount of its 5.750% senior notes due 2024 at a redemption price equal to 101.917% of the principal amount redeemed, plus accrued and unpaid interest to, but not including, the redemption date. The redemptions are expected to be completed on October 18, 2019.

Holders may obtain copies of the Offer to Purchase from the Information Agent and Tender Agent for the tender offer, Global Bondholder Services Corporation, at http://www.gbsc-usa.com/Charter, by telephone at (212) 430-3774 (collect), (866) 807-2200 (toll free) or (212) 430-3775 (fax) or by email at contact@gbsc-usa.com.

BofA Merrill Lynch is serving as the Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to BofA Merrill Lynch, Debt Advisory at (888) 292-0070 (toll free) or (980) 386-6026 (collect).

Neither Charter, CCO Holdings, the Dealer Manager, the Information Agent and Tender Agent nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.

This announcement is not an offer to purchase, or the solicitation of an offer to sell the Notes. The tender offer may only be made pursuant to the terms of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced residential broadband services, including Spectrum TV® programming, Spectrum Internet®, Spectrum Voice®, and Spectrum Mobile™. Under the Spectrum Business® brand, Charter provides scalable, and cost-effective broadband communications solutions to small and medium-sized business organizations, including Internet access, business telephone, and TV services. Through the Spectrum Enterprise brand, Charter is a national provider of scalable, fiber-based technology solutions serving many of America’s largest businesses and communications service providers. Charter's advertising sales and production services are sold under the Spectrum Reach® brand. Charter's news and sports networks are operated under the Spectrum Networks brand. More information about Charter can be found at newsroom.charter.com.

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Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the potential offering. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” and “potential,” among others.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

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